Exhibit 5.1

	Aharon Pollak	Amir Fish	Roy Niron	Julia Vainshenker	Shahak Davidson
	Moshe Matalon	Nadia Davidzon	Liron Usherovich	Lital Efrati	Ravid Amikam
	Arie Neiger *	Shalom Simon**	Ido Hazan	Amir Barel	Roi Amos
	Doron Levy	Moran Mordechay	Yana Yavnitzki Dror	Amit Shilton	Ron Raziel
	Eldad Koresh	Jonathan Tessone	Mor Gazit	Masha Kaminsky	Coral Rejwan
	Yonatan Altman	Avishai Sahar	Tal Sasson-Ferdman	Tal Zaid Rozen	Karin Lichterman
	Ian Rostowsky	Shahar Haron	Efrat Shpizaizen	Natalie Nahum	Bar Levi
Established 1956	Anat Sterenlib-Molkho	Ephraim Ofek Aharon	Elinor Polak	Shmuel Birbir	Carolina Labaton
	Asaf Biger	Omer Ben Matityahu	Eran Buvilski	Yaniv Holzman
	Maya Issacharov *	Adi El Rom	Shiran Geva	Bar Farkash
	Orit Israeli	Hilla Shribman	Arik Ben Simchon	Sapir Almog
	Erez Haver	Shani Ashkenasi	Shira Danziger-Mualam	Noy Rimer
	Aya Reich Mina	Gal Omer	Racheli Vardi	Noa Kay
	Racheli Guz-Lavi (CPA)	Liron-Levy Lev	Avishay Sadeh	Guy Grinfeld
	Ayelet Torem	Ruth Amit-Fogel	Yoav Sherman	Netanel Nwhemya
	Yoav Etzyon*	Ovad Kedmi	Amir Dar	Sivan Rozenberg
	Sharon Lubezky Hess	Yair Avraham	Lior Mozes Goldenberg	Ido Maron
	Dr. Tal Tirosh*	Joseph Z. Hellerstein	Eliad Farjoon	Kobi Kimchi
	Ariel Frank	Ran Cohen	Yulia Kniazev*	Hen Agranov
	Amichay Finkelstein	Itai Nachtomy	Lihi Godes	Yarden Ofra
	Chagit Pedael Levin	Yifat Weiss	Tal Tsarfaty-Doron	Sapir Bittan
apm@apm.law	Benjamin Grossman	Limor Segman	Dana Shwartz	Dana Gordon	Nahum Amit
www.apm.law	Stephen Barak Rozen	Shalev Brants	Yinon Himi	Kobi Winekrantz	[1923-2007]
Office. 972-3-5689022	Ravit Arbel	Helen Marshanski	Ariella Magid	Natalia Zeron	Etty Avni-Borowits
Fax. 972-3-5689023	Galit Shitzer	Yahel Porat	Harel Afargan	Tal Horovicz	[1945-2005]
APM House, 18 Raoul Wallenberg	Michael Yavin	Tzipi Kolp Frieder	Roy Duvshani	Linor Argentaro	* Also a member of
St, Building D, 7st Floor, Ramat	Efraim Levy	Eitan Leder	Naor Traitel	Sapir Palas-Sarussy	the New-York Bar
Hachayal,Tel Aviv 6971915, Israel	Ranit Kessous-Katz	Lilach Horesh	Hen Yannay	Rotem Raz	** Notary

October 14, 2020

Eltek Ltd.
20 Ben Zion Gellis Street
Sgoola Industrial Zone
Petah Tikva 4927920, Israel

Re: Registration Statement on Form F-1

This opinion is furnished to you in connection with the registration statement on Form F-1 (the “Registration Statement”) to be filed on the date hereof by Eltek Ltd., a company organized under the laws of the State of Israel (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the proposed registration for sale by the Company of up to $6,000,000 aggregate amount of the Company's ordinary shares, nominal value NIS 3.00 per share ( the “Shares”), by way of grant of nontransferable subscription right to the Company's shareholders (the “Rights”). The Rights will be evidenced by subscription rights certificates.  The Registration Statement relates to the Rights and to the Shares that may be issued and sold by the Company upon exercise of the Rights.

As Israeli counsel to the Company in connection with the filing of the Registration  Statement, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. In our examination of such legal documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories who are natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such documents and the due execution and delivery of all documents. Insofar as this opinion relates to factual matters, we have assumed with your permission and without independent investigation, that the statements of the Company contained in the Registration Statement (including any exhibits thereto) and such other documents, certificates, records, statements and representations as we have deemed necessary or appropriate as a basis for the opinions set forth below are true, correct and complete as to all factual matters stated therein. In addition, as to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable. We also have assumed that the Registration Statement will remain effective pursuant to the Securities Act at the time of issuance of  the Shares and Rights, and the Company will have received the required consideration for the issuance of the Shares at or prior to the issuance thereof.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, arrangement, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

Based upon and subject to the foregoing and the other assumptions, limitations and exceptions set forth herein, we are of the opinion that:

1.
Subject to the resolution of the Board of Directors, the Rights have been authorized by all necessary corporate action of the Company and, when issued and delivered as contemplated in the Registration Statement, will be validly issued and binding obligations of the Company.

2.
Assuming the taking of all necessary corporate action to authorize and approve the issuance of the Shares, the terms of the offering thereof and related matters, and, when issued in accordance with the terms set forth in the applicable subscription documents, and as contemplated in the Registration Statement, such Shares will be validly authorized, validly issued, fully paid and nonassessable..

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus which is a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Amit, Pollak, Matalon & Co.
Amit, Pollak, Matalon & Co.